Exhibit 99.1

American Water Appoints New Independent Member to the
Board of Directors

CAMDEN, N.J., OCTOBER 30, 2024 – American Water Works Company, Inc. (NYSE: AWK) announced today that Stuart M. McGuigan has been appointed as an independent member of the company's board of directors, effective Oct. 29, 2024.
"American Water is pleased to have Stuart join our board of directors," said Karl Kurz, Board Chair of American Water. "Stuart has more than 38 years of extensive experience in information technology and management including serving as the Chief Information Officer for national and global public companies, as well as a government agency. He will further strengthen our board, and we look forward to working with him."
“We are honored to have Stuart become part of American Water's board," said M. Susan Hardwick, CEO of American Water. "His deep expertise in aligning rapidly changing technology with business needs, along with his experience in all areas of IT, including cybersecurity, regulatory compliance, strategic planning and innovation, will bring great value to the board and our company.”
McGuigan most recently served as the Global Chief Information Officer (CIO) for Fresenius Medical Care, an integrated dialysis clinic and device company, where he was responsible for all aspects of information technology.
Prior to that role, McGuigan served as the CIO for the U.S. Department of State with global responsibility for all technology, covering domestic and overseas operations in over 190 countries. In that role, he established technology strategic direction and provided oversight for $2.4 billion of technology programs across the Department.
McGuigan joined the U.S. Department of State from Johnson & Johnson, where he was responsible for global information technology strategy and operations for an organization with 130,000 employees at over 170 overseas and domestic locations.
McGuigan brings more than 38 years of industry background, including experience as CIO of CVS Caremark; CIO of Liberty Mutual; and Senior Vice President of Information Services for Medco Health Solutions. He served as an Independent Senior Advisor for McKinsey & Co. and currently serves on the Board of Directors of Enhabit, Inc. (NASDAQ: EHAB).
McGuigan earned Master of Science and Master of Philosophy degrees in the Cognitive Science program at Yale University and has a Bachelor of Arts degree in Psychology from Fairfield University.
American Water’s board of directors now consists of 10 members.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

AWK-IR

Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Senior Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com

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